Exhibit 4.3






                      SECOND AMENDMENT TO WARRANT AGREEMENT




               SECOND AMENDMENT TO WARRANT AGREEMENT dated as of December 4, 1998 between DEL GLOBAL TECHNOLOGIES CORP. (formerly DEL ELECTRONICS CORP. ), a New York corporation ( the "Issuer") and CHASE MANHATTAN INVESTMENT HOLDINGS, L.P. (formerly Chase Manhattan Investment Holdings, Inc.), a Delaware corporation ("Chase").


               WHEREAS, the Issuer and The Chase Manhattan Bank, N.A., a national banking association and an affiliate of Chase ( the "Bank") are parties to a Credit Agreement dated as of May 10, 1994 ( as heretofore and as may hereafter be modified, the " Credit Agreement");


               WHEREAS, in order to induce the Bank to enter into an amendment to the Credit Agreement, and as compensation therefor, the Issuer authorized an amendment to that certain Warrant Agreement , dated as of May 10, 1994, as amended on January 27, 1995, with Chase ( the "Warrant Agreement");


               WHEREAS, all terms used herein and not otherwise defined herein shall have the meaning given to them in the Warrant Agreement, if defined therein;


               WHEREAS, the Debtors (as such term is defined in the Credit Agreement) have requested that the Bank modify certain common stock buy-back provisions set forth in the Credit Agreement;


               WHEREAS, the Bank is willing to modify such provisions, but only if, among other things, the Issuer agrees to change the Warrant Expiration Date set forth in the Warrant Agreement; and


               WHEREAS, the parties hereto desire to set forth their agreement with respect to such change in the Warrant Expiration Date;

               NOW, THEREFORE, in consideration of the premises and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                1.        The definition of Warrant Expiration Date contained in

                          Section 1.1 of the Warrant Agreement is hereby deleted

                          as of the date  hereof and the  following  substituted

                          therefor: "Warrant Expiration Date" means the later of

                          ( i) July 11,  2001 and  (ii) any  extensions  of that

                          date affected pursuant to Section 11.2 hereof.

                 Section 6.1(d)  is  thereby   amended  to substitute the NASDAQ
                              Stock Exchange to replace the American Stock Exchange.


               3. Corporate Power: The Issuer has all necessary corporate power and authority to execute, deliver and perform its obligations under this Amendment and the Warrants, as hereby amended, and issue and deliver the Substitute Warrant; the execution, delivery and performance by the Issuer of this Amendment and the Substitute Warrant have been duly authorized by all necessary corporate action on its part; and this Amendment and the Substitute Warrant have been duly executed and delivered by and are legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms, subject to the limitations set forth in Section 8.2 of the Warrant Agreement. Simultaneously herewith, the Issuer is delivering to Chase resolutions of its Board of Directors authorizing the execution and delivery of this Amendment and the Substitute Warrant, together with a certificate of the Secretary of the Issuer certifying that such resolutions were duly adopted and remain in full force and effect.


               4. Representations and Warranties. The Issuer affirms that, except as set forth in paragraph 4 hereof, the representations and warranties contained in Article 8 of the Warrant Agreement were correct when made and continue to be correct on the date hereof.

               5. Authorized Capital Stock. The authorized capital stock of the Issuer on the date hereof consists of 20,000,000 shares of Common Stock, of which, as of October 31, 1998, there were 7,648,413 shares of Common Stock issued and outstanding.


               6. Extent of Modification. Except as specifically set forth herein, the terms and conditions of the Warrant Agreement remain unchanged and in full force and effect.

                                   DEL GLOBAL TECHNOLOGIES CORPORATION




                                   BY  /S/ LEONARD A. TRUGMAN
                                       ----------------------
                                   Name:  Leonard A Trugman
                                   Title: Chairman, CEO & President





                                    CHASE MANHATTAN INVESTMENT
                                    HOLDINGS, L.P.





                                    By:/S/GEORGE KELTS III
                                    ----------------------
                                    Name: GEORGE KELTS III
                                    Title: Managing Director and
                                           Chief Administrative Officer

                                    EXHIBIT A
                               SUBSTITUTE WARRANT


          This Warrant is subject to and is transferable only upon compliance with the provisions specified in the Warrant Agreement dated as of May 10, 1994, as amended (the "Warrant Agreement"), between Del Global Technologies Corp., (formerly Del Electronics Corp.), and Chase Manhattan Investment Holdings, L.P., (formerly Chase Investment Holdings , Inc.), a copy of which may be obtained from Del Global Technologies Corp. or from the holder of this Warrant.

          No.  of Stock Units:   30,900                 Certificate No.  3


                                     WARRANT
                                   to Purchase
                                  Common Stock
                                       of
                          DEL GLOBAL TECHNOLOGIES CORP.


          THIS IS TO CERTIFY that Chase Manhattan Investment Holdings, Inc., a Delaware corporation ("Chase"), or registered assigns, is entitled, at any time, to purchase an aggregate of Thirty Thousand Nine Hundred (30,900) Stock Units, in whole or in part, from the Issuer. This Warrant may be exercised, in the manner provided in Article 3 of the Warrant Agreement, at any Warrant Expiration Date, at a purchase price of $ 5.50 per Stock Unit (as such Stock Unit is adjusted in accordance with the provisions of the Warrant Agreement), all on the terms and conditions and pursuant to the provisions provided herein and in the Warrant Agreement. Capitalized terms used herein without definition have the meanings assigned to them in the Warrant Agreement.


          THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

          This Warrant is in substitution of and not in addition to Warrant Certificate No. 002 for 30,900 Stock Units, dated as of January 27, 1995 , and issued to Chase.

          IN WITNESS WHEREOF, the Issuer has caused this Warrant to be duly executed and it's corporate seal to be impressed hereon and attested by its Secretary or an Assistant Secretary.

Dated as of December 4, 1998

[CORPORATE SEAL]                                DEL GLOBAL TECHNOLOGIES CORP.



/S/MICHAEL H. TABER                             By:/S/LEONARD A. TRUGMAN
-------------------                                ---------------------
Name:  Michael H. Taber                         Name:  Leonard A. Trugman
       Secretary                                       Chairman, CEO & President